EXHIBIT 99.2
FOR IMMEDIATE RELEASE

FROM:	HealthFitness 1650 West 82nd Street Suite 1100 Minneapolis, MN 55431 952.831.6830

CONTACTS:	Karla Hurter, 703-319-0957 Health2 Resources, khurter@health2resources.com
HealthFitness announces executive changes: chief operations officer and new medical officer appointed; vice chairman retires
John Griffin, Jim Reynolds, MD join executive team; Jerry Noyce announces retirement
MINNEAPOLIS, MN Feb. 4, 2008— HealthFitness (OTC BB: HFIT) announced today that John Griffin has joined the company as chief operations officer, Jim Reynolds, MD, has joined the company as chief medical officer and Jerry Noyce has retired as vice chairman. HealthFitness is a leading provider of employee health management programs. Managing more than 400 fitness centers globally, the company also offers a suite of health management services on-site, Web-based and telephonically.
In his new position, Griffin oversees operations, information technology and account services functions at HealthFitness. Griffin brings more than 20 years’ experience in executive leadership of health management and health information technology organizations. He comes to HealthFitness from the Meridian Group, a consulting company he founded which focused on health care financial forecasting, budgeting, strategic planning and operational management. Prior to that Griffin served as chief operating officer of Gordian Health Solutions, a population health management organization headquartered in Nashville, Tenn.
As chief medical officer, Reynolds has oversight of all clinical aspects of programs and services, including establishment of best practice standards and use of evidence-based guidelines. In addition, Reynolds oversees the newly-formed Research, Development and Outcomes division, and will work in close collaboration with marketing and sales.
Reynolds comes to HealthFitness with an accomplished track record in employer-focused health management strategy development, program design and implementation. He most recently served with Mercer Human Resources Consulting as principal and senior healthcare consultant for its health and productivity management specialty practice. In that role he developed significant expertise for global health management solutions, and became Mercer’s spokesman on avian influenza pandemic preparedness planning. Prior to that Reynolds served in executive positions with CorSolutions and Health and Productivity Solutions of America, both employer-focused health and disease management companies. He is a physician with board certification in internal medicine.
HealthFitness also announced that Jerry Noyce retired from his role as vice chairman on Jan. 31. In this capacity he was involved in strategic development, international growth and acquisitions. He will continue to work on the President’s Council of Sports and Fitness, and in other advisory council roles
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which focus on health and fitness management. He will also continue to serve as director on the HealthFitness Board. Noyce joined the company in 2000 as president and chief executive officer, leading the company through expansion of its health management services and the acquisition of HealthCalc Network Inc. and the health and fitness division of Johnson & Johnson Health Care Systems Inc. Noyce has served as vice chairman of the company’s executive management team since late 2006 when HealthFitness formed a new executive structure.
“Under Jerry’s leadership, HealthFitness grew to become the nation’s premier provider of health management and fitness services to employers and health plans,” said Mark Sheffert, chairman of the board for HealthFitness. “We are pleased that he will continue to lead the industry with his considerable expertise in an advisory role on these important national boards.”
It was also announced today that Peter Egan, Ph.D., will leave HealthFitness where he served as chief science officer. Egan came to HealthFitness in 2005 with the acquisition of HealthCalc.Net, Inc., which he co-founded in 1997. Egan helped establish the Research, Development and Outcomes division at HealthFitness. He is leaving the company to pursue other interests.
“Both John Griffin and Jim Reynolds are valuable additions to the HealthFitness leadership team,” said Gregg O. Lehman, HealthFitness president and CEO. “Their collective experience in the health, disease and productivity management sector will serve HealthFitness well, adding significantly to what is already a strong focus on proven 21st century health benefit design strategies to enhance employee health and improve the bottom line for our clients.”
To read more about HealthFitness through its issue briefs: http://www.hfit.com/briefs.cfm.
About HealthFitness
HealthFitness is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, HealthFitness partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. HealthFitness serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. HealthFitness provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. HealthFitness employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on HealthFitness, visit www.hfit.com.
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